EXHIBIT 10.8

AMENDMENT TO ASSIGNMENT OF PURCHASE AGREEMENT

THIS AGREEMENT made as of the 22nd day of February, 2002.

BETWEEN:

CERTICOM CORP.

(“Certicom”)

-and-

NORTHWEST VALUE PARTNERS INC.

(“Northwest’’)

PAULS PROPERTIES CORPORATION

(“Pauls”)

WHEREAS:

A.  Certicom is the sole tenant of those lands and premises consisting of a one storey “flex” office building (the “Building”) having a main floor area of approximately 127,000 square feet and mezzanine area of approximately 14,000 square feet, know municipally as 1980 Matheson Boulevard East, in the City of Mississauga, Ontario the ( “Property”) pursuant to a lease dated October 12, 2000, (the “Lease”) entered into between Pauls, as landlord, and Certicom, as tenant;

B.  Certicom has entered into an agreement of purchase and sale (the “Purchase Agreement”) dated October 25, 2001 with Pauls to purchase the Property and surrender the Lease; and

C.  By an assignment of purchase agreement dated as of the 25th day of January, 2002 (the “Assignment Agreement”), Certicom agreed to assign to Northwest, and Northwest agreed to assume, the Purchase Agreement as amended by the Assignment Agreement, and Pauls consented thereto, all as contained in the Assignment Agreement;

D.  Northwest and Pauls have agreed to further amend the Assignment of Purchase Agreement as set out herein below and Certicom has consented to such amendments;

NOW THEREFORE, in consideration of the mutual covenant and agreements set out in this agreement and other good and valuable consideration (the receipt and adequacy of which is acknowledge) the parties covenant and agree as follows:

1.  Closing Date:    The parties hereto acknowledge and agree that the Closing Date of the Purchase Agreement shall be extended to Monday, March 11, 2002, or such earlier date as may be agreed upon between Pauls and Northwest.

2.  Deposits:    Northwest agrees to pay Pauls on or before February 25, 2002, an additional deposit in the amount of EIGHT HUNDRED THOUSAND ($800,000.00), by certified cheque to Pauls’ solicitors, Miller Thomson LLP, which deposit shall be non-refundable in the event the Purchase Agreement fails to close for any reason other than the default of Pauls, and which shall otherwise be credited on account of the purchase price on the Closing Date. Failing delivery of said deposit, this Amending Agreement shall be null and void and of no further force and effect.

3.  Certicom Consent:    Certicom has executed this Amending Agreement to indicate its consent to the foregoing terms and to acknowledge that it shall remain liable under the Lease and to make all payments of Rent otherwise due and owing on March 1, 2002.

In all other respects, save as amended hereby, the parties confirm the terms of the Purchase Agreement as previously amended.

This Amending Agreement may be executed by the parties in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute on and the same Amending Agreement and shall be fully enforceable.

IN WITNESS WHEREOF the parties have executed this Amending Agreement as of the date first above written.

CERTICOM CORP.		NORTHWEST VALUE PARTNERS INC.

Per:	/s/ GREGORY M. CAPITOLO	Per:	/s/ PAUL DALLA LANA
Name:		Name:	Paul Dalla Lana
Title:	Chief Financial Officer	Title:	President

Name:		Name:
Title:	Authorized Signatory	Title:

I/we have authority to bind the Corporation.		I/we have authority to bind the Corporation.

PAULS PROPERTIES CORPORATION

Per:
Name: Title:	Brian Pauls President

I have authority to bind the Corporation.

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